Exhibit 10.43

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into effective as of February 5, 2013 by and among CRP/WF CREEKSTONE, LLC, a Delaware limited liability company (“Seller”), and TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”).

RECITALS:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of November 16, 2012 (the “Purchase Agreement”) for the purchase and sale of that certain property commonly known as “Woodfield Creekstone” located at 5472 S. Miami Boulevard, Durham, North Carolina, as the same is more particularly described in the Purchase Agreement (the “Property”); and

WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants of Seller and Purchaser and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Seller and Purchaser hereby agree as follows:

1. Incorporation of Recitals; Capitalized Terms. The Recitals set forth above are hereby incorporated herein to the same extent as if fully set forth herein. All capitalized terms stated herein shall have the same meanings as ascribed to them in the Purchase Agreement unless otherwise defined.

2. Definitions. Paragraphs 1.1(j) and (k) of the Purchase Agreement are hereby amended and restated in their entirety to read as follows:

“(j) Closing Date: The date that is forty (40) days after Seller notifies Purchaser that is has received the Final Certificate of Occupancy for the Project (as hereinafter defined); provided, however, that (a) if Seller shall have not notified Purchaser that it has received the Final Certificate of Occupancy for the Project on or before March 27, 2013, the Closing Date shall be adjusted to that date that is ten (10) business days after Seller notifies Purchaser that is has received the Final Certificate of Occupancy for the Project, but in no event before May 6, 2013 or after June 14, 2013, and (b) if Seller shall have notified Purchaser that it has received the Final Certificate of Occupancy for the Project before March 27, 2013, Purchaser shall have the one-time right to extend the Closing Date to May 6, 2013 by depositing with the Escrow Agent the Closing Extension Deposit at least five (5) business days prior to the then scheduled Closing Date.

(k) Final Certificate of Occupancy for the Project: The non-conditional Certificates of Compliance issued by the Durham City-County Inspections Department in connection with the construction and development of the Project.”

3. Closing Extension. Paragraph 6.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent or pursuant to escrow arrangements reasonably satisfactory to Purchaser and Seller.

Upon completion of the deliveries pursuant to Paragraphs 6.2 and 6.3 below, satisfaction of the other conditions to Closing herein set forth and performance by each party of its obligations required to be performed prior to or at the Closing, the parties shall direct the Title Company to make such deliveries and disbursements according to the terms of this Agreement.”

4. Earnest Money. Notwithstanding anything to the contrary contained in the Purchase Agreement, Purchaser hereby (a) irrevocably authorizes and directs the Escrow Agent to disburse immediately to Seller a portion of the Earnest Money in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Disbursement”), and (b) acknowledges and agrees that such Earnest Money is nonrefundable except in the event that Seller defaults in its obligation to sell and convey the Property to Purchaser in accordance with the terms and conditions of the Purchase Agreement, as amended hereby. In the event that Seller defaults in its obligation to sell and convey the Property to Purchaser in accordance with the terms and conditions of the Purchase Agreement, as amended hereby, Purchaser shall have the rights and remedies set forth in Section 9.2 of the Purchase Agreement, including, without limitation, the right to receive a return of the Disbursement as part of the Earnest Money. At Closing, the Disbursement shall be credited, and the balance of the Earnest Money applied, against the Purchase Price in accordance with Section 1.4 of the Purchase Agreement, as amended hereby.

5. Stormwater Work. Pursuant to that certain Stormwater Facility Agreement and Covenants dated as of December 14, 2011, and recorded as Instrument 201200296 in the Durham County Register of Deeds, by and between Seller and the City of Durham, Seller agreed, inter alia, to construct certain stormwater management facility(ies) in accordance with the plans approved by the Director of Public Works (the “Stormwater Facility”). As of the date hereof, Seller has completed such construction work of the Stormwater Facility as is necessary to achieve a Tier 3 Certification. Certain construction work (the “Stormwater Work”) to the Stormwater Facility, however, remains to be completed in order to achieve BMP As-Built Certification (“BMP Certification”) from a BMP Certifying Engineer (“BCE”).

In a letter dated as of the date hereof from Seller to the City of Durham – Department of Public Works, a copy of which is attached hereto as Exhibit A (the “Stormwater Services Letter”), Seller and Buyer acknowledge that the Stormwater Work is comprised of the items described in Paragraphs 4(a)-(n) of the Letter. The Stormwater Work described in the Letter shall be deemed to be Punch List Items for all purposes under the Purchase Agreement, except as otherwise expressly provided in this Amendment. Seller agrees to diligently carry on construction of such Stormwater Work during the contract period with the intent to achieve BCE BMP Certification. Buyer acknowledges, however, that as of the Closing Date certain items of Stormwater Work may remain to be completed and/or BCE BMP Certification shall have not been obtained. If, on or before the Closing Date, items of Stormwater Work are not completed (as reasonably determined by Seller and Purchaser) and/or BCE BMP Certification shall have not been obtained, then One Hundred Fifty Percent (150%) of the amount required (as reasonably determined by Seller and Purchaser) to complete such outstanding items and obtain BCE BMP Certification shall be withheld from Seller’s proceeds at Closing, placed in escrow as a Punch List Holdback, and disbursed after the Closing in accordance with the Punch List Holdback Agreement as such outstanding items are completed until BCE BMP Certification is obtained.

6. Ratification of Agreement. Except as modified by this Amendment, all of the terms and provisions of the Purchase Agreement are hereby ratified and confirmed by Seller and Purchaser and shall remain in full force and effect.

7. Counterparts. This Amendment may be executed in multiple counterparts, all of which taken together shall constitute one and the same agreement, binding upon the parties hereto.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Amendment as of the date first above written.

SELLER:

CRP/WF CREEKSTONE, LLC

a Delaware limited liability company

By:	/s/ Michael A. Underwood
Name:	Michael A. Underwood
Title:	Manager

PURCHASER:

TRADE STREET OPERATING PARTNERSHIP, LP

a Delaware limited partnership

By:	/s/ Bert Lopez
Name:	Bert Lopez
Title:	COO/CFO

EXHIBIT A

Storm Services Letter